EXHIBIT 10.44

AMENDMENT NO. 2 to SEVERANCE AGREEMENT

          This Amendment No. 2 (the “Amendment”) dated as of December 21, 2011 (the “Effective Date”) amends that certain Severance Agreement dated as of September 7, 2010 between TheStreet, Inc., a Delaware corporation (f/k/a TheStreet.com, Inc., the “Company”) and Thomas Etergino (“Etergino” and, collectively with the Company, the “Parties”), as previously amended by Amendment No. 1 thereto dated as of March 28, 2011 (as so amended, the “Agreement”).

          Pursuant to this Amendment, the parties hereby agree to further amend the Agreement, effective on Effective Date, as follows:

1.	Section 1(a) of the Agreement hereby is deleted in its entirety and replaced with the following:

“(a) In the event that the Company (or Successor (as defined below), if applicable) terminates Etergino’s employment with the Company (or Successor, as applicable) without Cause or Etergino voluntarily terminates his employment with the Company (or Successor, if applicable) for Good Reason, in either case on or before September 7, 2015 (the date of such termination, the “Termination Date”), then:

(i)

the Company (or Successor, if applicable) shall (A) pay Etergino an amount equal to the greater of (x) the Minimum Payment (as defined below) and (y) nine (9) months of Etergino’s base salary (at the annual rate in effect immediately prior to termination, excluding any reduction that would constitute grounds for Etergino to terminate his employment with Good Reason); and (B) pay on Etergino’s behalf (for a period of nine (9) months or such lesser period as Etergino may elect) the full cost of premiums for continuation of any benefits that Etergino is eligible under COBRA to elect to (and does elect to) continue; and

(ii)

for purposes of determining the number of vested (and, in the case of stock options and stock appreciation rights, exercisable) shares of restricted stock, restricted stock units, stock options, stock appreciation rights or other stock-based awards under each stock-based award agreement outstanding on the Termination Date between the Parties (the “Stock-Based Award Agreements”), (X) Etergino shall be treated on the Termination Date as if his full-time employment with the Company had continued through the first anniversary of the Termination Date (the “First Anniversary”) and been terminated by the Company without cause (as defined in each Stock-Based Award Agreement for the purposes of such agreement) immediately thereafter, and (Y) the vesting of any shares of restricted stock, restricted stock units, stock options, stock appreciation rights or other stock-based awards under the Stock-Based Award Agreements that would not have vested (or, in the case of stock options and stock appreciation rights, become exercisable) had Etergino remained in employment through the First Anniversary shall be suspended and such shares of restricted stock, restricted stock units, stock options, stock appreciation rights or other stock-based awards shall be automatically forfeited and expire on the sixth month anniversary of the Termination Date (the “Six-Month Anniversary”) unless a definitive agreement, tender offer or a letter of intent respecting a Change of

Control (as such term is defined in TheStreet.com, Inc. 2007 Performance Incentive Plan, as amended and restated effective May 27, 2010) transaction involving the Company (a “Change of Control Agreement”) is entered into or received (as the case may be) by the Company subsequent to the Effective Date but prior to the Six-Month Anniversary, in which case such shares of restricted stock, restricted stock units, stock options, stock appreciation rights or other stock-based awards shall be automatically forfeited and expire on the First Anniversary unless a Change of Control as contemplated by the Change in Control Agreement is consummated by the First Anniversary in which case such shares of restricted stock, restricted stock units, stock options, stock appreciation rights or other stock-based awards shall immediately vest (and in the case of stock options or stock appreciation rights become immediately exercisable) upon the consummation of the Change of Control. Nothing contained herein is intended to adversely affect any of Etergino’s rights under the Stock-Based Award Agreements.”

(iii)

As used herein, “Minimum Payment” means the amount, if any, by which (i) one year of Executive’s base salary (at the rate in effect immediately prior to termination, excluding any reduction that would constitute grounds for Etergino to terminate his employment with Good Reason) exceeds (ii) the sum of (A) the Accelerated RSU Value (as defined below) plus (B) the amount of dividend equivalents to be delivered to Executive by the Company in connection with the delivery of shares of the Company’s common stock underlying the Accelerated RSUs (as defined below). As used herein, “Accelerated RSUs” means the number of RSUs that become vested pursuant to Section 3 of the Letter (i.e., the difference between the total number of RSUs that become vested pursuant to the Letter and the amount of RSUs that became vested, on or prior to the date of Executive’s termination, pursuant to Section 2 of the Letter) and “Accelerated RSU Value” means the product of (x) the number of Accelerated RSUs multiplied by (y) the fair market value of the Company’s common stock on the date of Executive’s termination, as determined by the Company pursuant to the provisions of the Company’s 2007 Performance Incentive Plan.”

2.	Section 1(d) of the Agreement hereby is amended to replace the phrase “Section 1(a)(i)” with the phrase “Section 1(a)(i)(A)”.

3.	Except as expressly set forth above, the Agreement remains unmodified and in full force and effect.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first above written.

THESTREET, INC.

By:	/s/ William R. Gruver	/s/ Thomas Etergino

Name:	William R. Gruver	Thomas Etergino

Title:	Chair, Compensation Committee